Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Social Capital Hedosophia Holdings Corp. on Amendment No. 3 to Form S-4, (File No. 333-233098), of our report dated March 18, 2019, with respect to our audits of the financial statements of Social Capital Hedosophia Holdings Corp. as of December 31, 2018 and 2017 and for the year ended December 31, 2018 and for the period from May 5, 2017 (inception) through December 31, 2017, which report appears in the Proxy Statements/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

October 2, 2019